EXHIBIT 16.1

March 14, 2024

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously contracted as the auditors of Cannabis Suisse Corp. (the Company) and issued consolidated financial statements for the years ended May 31, 2023 and 2022. On March 14, 2024, we were informed of our dismissal. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated March 14, 2024, and we have no basis to agree or disagree with other statements of the Company in the filing.

Very truly yours,

/s/ Accell Audit & Compliance, P.A.

Accell Audit & Compliance, P.A.

3001 N. Rocky Point Dr. East Suite 200 • Tampa, Florida 33607 • 813.367.3527